EXHIBIT 4.7

THIS STRAIGHT PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. THIS STRAIGHT PROMISSORY NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THIS NOTE UNDER SUCH ACT UNLESS SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE ACT.

TERRA TECH CORP.

STRAIGHT PROMISSORY NOTE

Face Amount: $1,050,000.00	Irvine, California

This unsecured Straight Promissory Note (this “Note”) is one of two unsecured promissory obligations of Terra Tech Corp., a Nevada corporation (the “Maker”), in favor of Michael A. Nahass, his successors or assigns (the “Holder”), each of which is issued as of the 25th day of January, 2021 (the “Issuance Date”). The other contemporaneously issued unsecured Promissory Note of the Maker in favor of the Holder is referred to herein as the “Other Note.”

FOR VALUE RECEIVED, the undersigned Maker promises to pay to the order of the Holder the sum of One Million Fifty Thousand Dollars ($1,050,000.00) and all accrued and unpaid interest thereon by July 25, 2021 (the “Maturity Date”), in accordance with the terms hereof.

Section 1. Interest. This Note bears interest at the rate of three percent (3%) simple interest per annum on the unpaid principal amount.

Section 2. Maturity. The Face Amount and all accrued and unpaid interest shall be repaid in cash at the sooner of the Maturity Date unless, at the option of the Maker, it is repaid earlier or upon the occurrence of an Event of Default.

Section 3. Prepayment. This Note may be prepaid in whole or in part at any time and from time-to-time without advance notice, penalty, premium, or charge.

Section 4. Transferability. This Note and any of the rights granted hereunder are freely transferable or assignable by the Holder, in whole or in part, in his sole and absolute discretion for any reason or for no reason; provided, that the Holder provides five (5) days’ written notice to the Maker of his transfer or assignment.

Section 5. Event of Default.

(a) In the event that any one of the following events shall occur (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree, or order of any court, or any order, rule, or regulation of any administrative or governmental body), it shall be deemed an “Event of Default”:

(i) Any default in the payment of the Face Amount and all accrued and unpaid interest or other charges in respect of this Note, as and when the same shall become due and payable;

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(ii) The Maker shall fail to observe or perform any other material covenant, agreement, or warranty contained in, or otherwise commit any breach or default of any provision of this Note or of any of the Other Note;

(iii) There shall be a breach by the Maker of any of the representations and warranties set forth in this Note or any transaction document between the Maker and the Holder that is executed in connection with the transactions contemplated by this Note; or

(iv) The Maker shall commence or there shall be commenced against it any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, or liquidation or similar law of any jurisdiction, whether now or hereafter in effect relating to the Maker or there is commenced against the Maker any such bankruptcy, insolvency, or other proceeding which remains undismissed for a period of sixty (60) days; or the Maker is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Maker suffers any appointment of any custodian, private or court-appointed receiver, or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of sixty (60) days; or the Maker makes a general assignment for the benefit of creditors; or the Maker shall fail to pay or shall state that it is unable to pay or shall be liable to pay, its debts as they become due or by any act or failure to act expressly indicate its consent to, approval of, or acquiescence in any of the foregoing; or any corporate or other action is taken by the Maker for the purpose of effecting any of the foregoing.

(b) Upon the discovery of the occurrence of an Event of Default, the Maker or the Holder (as discovering party) shall give to the other party notice of such occurrence, at which time the Maker shall have five (5) business days from its discovery of an Event of Default or its receipt of such notice thereof from the Holder to pay in full all outstanding amounts due under this Note. In the event that full payment is not made upon the expiry of the five (5)-day period, a default penalty equal to ten percent (10%) of the aggregate of all of the Maker’s then-outstanding principal and interest obligations under this Note (the “Default Penalty”) shall be imposed on the Maker. The Holder may then, at his sole and absolute discretion for any reason or for no reason, declare all of the Maker’s then-outstanding principal and interest obligations under this Note, together with the Default Penalty, immediately due and payable, in which event the Holder may, at his sole and absolute discretion for any reason or for no reason, take any action he deems necessary to recover amounts due under this Note.

(c) Upon the occurrence of an Event of Default, the Holder shall be entitled to receive, in addition to all of the Maker’s then-outstanding principal and interest obligations under this Note, together with the Default Penalty, all of his costs, fees (including, without limitation, reasonable attorney’s fees and disbursements), and expenses relating to collection and enforcement of this Note.

(d) The failure of the Holder to exercise any of his rights hereunder in any particular instance shall not constitute a waiver of the same or of any other right in that or any subsequent instance with respect to the Holder or any subsequent holder. The Holder need not provide and the Maker hereby waives any presentment, demand, protest, or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of his rights and remedies hereunder and all other remedies available to him under applicable law. The remedies available to the Holder upon the occurrence of an Event of Default shall be cumulative.

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Section 6. Notices. Any and all notices, service of process, or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Purchase Agreement shall be deemed to have been duly given or made for all purposes: (a) upon receipt, if given in person; (b) on the day of receipt, if sent by overnight mail or courier; (c) on the day of transmittal, if sent via electronic mail (provided that the sender of such electronic mail does not receive a notice or message indicating that such e-mail was unsuccessful); or (d) five days after being deposited with the U.S. Postal Service as certified or registered mail, return receipt requested, and postage prepaid, and in any case addressed as follows:

If to the Holder:

Michael A. Nahass

Or such other address as may be given to the Maker from time to time.

If to the Maker:

Terra Tech Corp.

2040 Main Street, Suite 225

Irvine, California 92614

Attn: Frank Knuettel II

E-mail: fknuettel@terratechcorp.com

Or such other address as may be given to the Holder from time to time.

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Section 7. Governing Law. This Note and the provisions hereof are to be construed according to and are governed by the laws of the State of Nevada, without regard to principles of conflicts of laws thereof. Each of the Maker and the Holder agrees that the federal and Nevada state courts located in the County of Clark shall have exclusive jurisdiction in connection with any dispute concerning or arising out of this Note. In any action, lawsuit, or proceeding brought to enforce or interpret the provisions of this Note, the prevailing party shall be entitled to recover all of its or his costs and expenses relating thereto (including, without limitation, reasonable attorney’s fees and disbursements) in addition to any other relief to which either party may be entitled. Each of the Maker and the Holder agrees that any process or notice to be served or delivered in connection with any action, lawsuit, or proceeding brought hereunder may be accomplished in accordance with the notice provisions set forth above or as otherwise provided by applicable law.

TO THE MAXIMUM EXTENT POSSIBLE, THE MAKER AND THE HOLDER EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS NOTE.

Section 8. Successors and Assigns. This Note and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Maker and of the successors and assigns of the Holder.

Section 9. Amendment. This Note may be modified or amended, or the provisions hereof waived only with the written consent of the Holder and the Maker.

Section 10. Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law; but, if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Note.

Section 11. Headings. Section numbers and headings used herein are for convenience only and are not to affect the construction of or to be taken into consideration in interpreting this Note.

(Signature on following page)

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IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed as of the Issuance Date.

TERRA TECH CORP.

By:
Frank Knuettel II,
Chief Executive Officer and President

This Note with an Issuance Date of January 25, 2021, is accepted as of the Issuance Date by Michael A. Nahass, the Holder.

MICHAEL A. NAHASS

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